                              THE PMI GROUP, INC.

                      OFFICER DEFERRED COMPENSATION PLAN



                           (Effective July 1, 1997)

                (Amended and Restated as of September 16, 1999)

                               TABLE OF CONTENTS

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SECTION 1 DEFINITIONS..............................................................   1

    1.1   "Affiliate"..............................................................   1
    1.2   "Beneficiary"............................................................   1
    1.3   "Board of Directors".....................................................   1
    1.4   "Change of Control"......................................................   1
    1.5   "Code"...................................................................   3
    1.6   "Committee"..............................................................   3
    1.7   "Company Contributions"..................................................   3
    1.8   "Company"................................................................   3
    1.9   "Compensation"...........................................................   4
    1.10  "Compensation Deferrals".................................................   4
    1.11  "Disability" or "Disabled"...............................................   4
    1.12  "Eligible Employee"......................................................   4
    1.13  "Employers"..............................................................   4
    1.14  "ERISA"..................................................................   4
    1.15  "Financial Hardship".....................................................   4
    1.16  "Participant"............................................................   4
    1.17  "Participant's Account" or "Account".....................................   5
    1.18  "Plan"...................................................................   5
    1.19  "Plan Year"..............................................................   5
    1.20  "Qualified Institutional Investor".......................................   5
    1.21  "1934 Act"...............................................................   5

SECTION 2 PARTICIPATION............................................................   5

    2.1   Participation............................................................   5
    2.2   Suspension of Compensation Deferrals.....................................   6
    2.3   Termination of Participation.............................................   6

SECTION 3 COMPENSATION DEFERRAL ELECTIONS..........................................   7

    3.1   Compensation Deferrals...................................................   7
    3.2   Crediting of Compensation Deferrals......................................   7
    3.3   Company Contributions....................................................   7
    3.4   Deemed Investment Return on Accounts.....................................   7
    3.5   Form of Payment..........................................................   8
    3.6   Term of Deferral.........................................................   8
    3.7   Changes in Elections as to Term and Form for Payment.....................   8

SECTION 4 ACCOUNTING...............................................................   9

    4.1   Participants' Accounts...................................................   9


                               TABLE OF CONTENTS
                                  (continued)

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    4.2   Participants Remain Unsecured Creditors..................................   9
    4.3   Accounting Methods.......................................................   9
    4.4   Reports..................................................................   9

SECTION 5 DISTRIBUTIONS............................................................   9

    5.1   Normal Time for Distribution.............................................   9
    5.2   Change of Control........................................................  10
    5.3   Special Rule for Death or Disability.....................................  10
    5.4   Special Rule re Deductibility............................................  10
    5.5   Latest Permissible Distribution Date.....................................  10
    5.6   Beneficiary Designations.................................................  10
    5.7   Financial Hardship.......................................................  11
    5.8   Payments to Incompetents.................................................  11
    5.9   Undistributable Accounts.................................................  11
    5.10  Committee Discretion.....................................................  12

SECTION 6 PARTICIPANT'S INTEREST IN ACCOUNT........................................  12

    6.1   Compensation Deferral Contributions......................................  12
    6.2   Vesting in Company Contributions.........................................  12

SECTION 7 ADMINISTRATION OF THE PLAN...............................................  13

    7.1   Plan Administrator.......................................................  13
    7.2   Committee................................................................  13
    7.3   Actions by Committee.....................................................  13
    7.4   Powers of Committee......................................................  13
    7.5   Decisions of Committee...................................................  14
    7.6   Administrative Expenses..................................................  14
    7.7   Eligibility to Participate...............................................  14
    7.8   Indemnification..........................................................  15

SECTION 8 FUNDING..................................................................  15

    8.1   Unfunded Plan............................................................  15

SECTION 9 MODIFICATION OR TERMINATION OF PLAN......................................  15

    9.1   Employers' Obligations Limited...........................................  15
    9.2   Right to Amend or Terminate..............................................  15
    9.3   Effect of Termination....................................................  15


                               TABLE OF CONTENTS
                                  (continued)

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SECTION 10 GENERAL.................................................................  16

    10.1  Participation by Affiliates..............................................  16
    10.2  Inalienability...........................................................  16
    10.3  Rights and Duties........................................................  16
    10.4  No Enlargement of Employment Rights......................................  16
    10.5  Apportionment of Costs and Duties........................................  16
    10.6  Compensation Deferrals Not Counted Under Other Employee Benefit Plans....  16
    10.7  Applicable Law...........................................................  17
    10.8  Severability.............................................................  17
    10.9  Captions.................................................................  17

                              THE PMI GROUP, INC.
                      OFFICER DEFERRED COMPENSATION PLAN

                           (Effective July 1, 1997)

     THE PMI GROUP, INC., a Delaware corporation, hereby establishes The PMI Group, Inc. Officer Deferred Compensation Plan, effective July 1, 1997, for the benefit of a select group of management and highly compensated employees of the Company and its participating Affiliates, in order to provide such employees with certain deferred compensation benefits. The Plan is an unfunded deferred compensation plan that is intended to qualify for the exemptions provided in sections 201, 301, and 401 of ERISA.


                                   SECTION 1

                                  DEFINITIONS
     The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

     1.1 "Affiliate" shall mean (a) the Company, and (b) each corporation, trade or business which is, together with any Employer, a member of a controlled group of corporations or an affiliated service group or under common control (within the meaning of section 414(b), (c) or (m) of the Code), but only for the period during which such other entity is so affiliated with any Employer.

     1.2 "Beneficiary" shall mean the person or persons entitled to receive the balance credited to a Participant's Account under the Plan upon the death of a Participant, as provided in Section 5.4.

     1.3 "Board of Directors" shall mean the Board of Directors of the Company, as constituted from time to time.

     1.4  "Change of Control" shall mean:

               (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company,
(iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (iv) any beneficial ownership maintained by (but not additional acquisitions by), The Allstate Corporation and its subsidiaries, and their respective successors ("Allstate"), pending such time that Allstate distributes or transfers its current ownership interest in the Outstanding Company Common Stock and Outstanding Company Voting Securities as contemplated by the Prospectus dated April 10, 1995, relating to the initial public offering of the common stock of the Company, or (v) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 1.4. Notwithstanding the foregoing, in its sole discretion, the Board may increase the 20% threshold set forth above in this subsection (a) prior to any acquisition of 20% or more beneficial ownership of the Outstanding Company Common Stock or the Outstanding Company Voting Securities; provided, that (i) such increased threshold shall apply only to the acquisition and maintenance of beneficial ownership by any Person eligible to report such beneficial ownership at the time of such acquisition on Schedule 13G under the Exchange Act, and (ii) in the event that any Person initially eligible to so report on Schedule 13G thereafter ceases to be eligible to so report on Schedule 13G, the occurrence of the event causing such Person no longer to be eligible to so report shall be deemed an acquisition by such Person of all of the Outstanding Company Common Stock and Outstanding Company Voting Securities beneficially owned by such Person immediately prior to such occurrence; or

        (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

        (c) Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

        (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

     Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person acquires beneficial ownership of 20% or more of the Outstanding Company Voting Securities or Outstanding Company Common Stock as a result of the acquisition of such securities or stock by the Company, which acquisition reduces the number of the Outstanding Company Voting Securities or Outstanding Company Common Stock; provided, that if after such acquisition by the Company such Person (while such Person remains the beneficial owner of 20% or more of the Outstanding Company Voting Securities or Outstanding Company Common Stock) becomes the beneficial owner of additional shares of such Outstanding Company Voting Securities or Outstanding Company Common Stock (as the case may be), a Change of Control shall then occur. Capitalized terms used in this Section 1.4, not otherwise defined, shall have the meaning set forth in the form of change of control employment agreement approved at the February 12, 1998 meeting of the Board of Directors.

     1.5 "Code" shall mean the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

     1.6 "Committee" shall mean the committee appointed by (and serving at the pleasure of) the Chief Executive Officer of the Company (the "CEO") to administer the Plan. As of the effective date of the Plan, the members of the Committee shall be the CEO and the Company's senior human resources officer.

     1.7 "Company Contributions" shall mean the amounts credited to Participants' Accounts under the Plan by the Company, in accordance with Section 3.3.

     1.8  "Company" shall mean The PMI Group, Inc., a Delaware corporation.

     1.9 "Compensation" shall mean the base salary and bonuses (if any) of a Participant. The Committee, in its discretion, shall from time to time designate the types of bonuses which shall be eligible for deferral under the Plan. A Participant's Compensation shall not include any other type of remuneration.

     1.10 "Compensation Deferrals" shall mean the amounts credited to Participants' Accounts under the Plan pursuant to their deferral elections made in accordance with Section 2.1.

     1.11 "Disability" or "Disabled" shall mean the mental or physical inability of a Participant to perform the regularly assigned duties of his or her employment, provided that such inability (a) has continued or is expected to continue for a period of at least 6 months and (b) is evidenced by the certificate of a physician satisfactory to the Committee stating that such inability exists and is likely to be permanent.

     1.12 "Eligible Employee" shall mean an employee of an Employer who holds office at the level of Vice President or above, including any Assistant Vice President or Field Vice President. Notwithstanding the preceding, the Board of Directors, in its sole discretion, may (a) change the required title for purposes of determining eligibility for the Plan, and (b) determine that one or more otherwise eligible employees of an Employer shall not be Eligible Employees.

     1.13 "Employers" shall mean the Company and each of its Affiliates that adopts the Plan with the approval of the Board of Directors. With respect to an individual Participant, "Employer" shall mean the Company or its Affiliate that
(a) directly employs such Participant, and (b) has adopted the Plan (with the approval of the Board of Directors).

     1.14 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

     1.15 "Financial Hardship" shall mean a severe financial emergency which is caused by a sudden and unexpected accident, illness or other event beyond the control of the Participant which, absent a suspension of deferrals under Section
2.2 or accelerated distribution under Section 5.5, would result in severe financial burden to the Participant or a member of his or her immediate family. A Financial Hardship does not exist to the extent that the hardship may be relieved by (a) reimbursement or compensation by insurance, (b) by liquidation of the Participant's other assets (to the extent such liquidation would not itself cause severe financial hardship), or (c) any loan available to the Participant (to the extent the payments on such loan would not themselves cause severe financial hardship.

     1.16 "Participant" shall mean an Eligible Employee who (a) has become a Participant in the Plan pursuant to Section 2.1 and (b) has not ceased to be a Participant pursuant to Section 2.3.

     1.17 "Participant's Account" or "Account"shall mean, as to any Participant, the separate account maintained on the books of the Company in order to reflect his or her interest under the Plan.

     1.18 "Plan" shall mean The PMI Group, Inc. Officer Deferred Compensation Plan, as set forth in this instrument and as hereafter amended from time to time.

     1.19 "Plan Year" shall mean the calendar year. Notwithstanding the preceding, the 1997 Plan Year shall be the period July 1, 1997 (the effective date of the Plan), through December 31, 1997.

     1.20 "Qualified Institutional Investor" shall mean as of any time of determination any Person (as defined in Section 1.4): (a) that is eligible to file a Schedule 13G with respect to all securities of the Company beneficially owned by such Person pursuant to Rule 13d-1(b)(1) promulgated under the 1934 Act (as such Rule is in effect on the date hereof), (b) that is not required to file a Schedule 13D under the 1934 Act (or any successor or comparable report) with respect to any securities of the Company, and (c) that beneficially owns less than 15% of the common stock of the Company, par value $.01 per share, outstanding at the time of determination.

     1.21 "1934 Act" means the Securities and Exchange Act of 1934, as amended.

                                   SECTION 2

                                 PARTICIPATION

     2.1 Participation. Each Eligible Employee's decision to become a Participant shall be entirely voluntary.

          2.1.1 Initial Elections by Current Employees. An Eligible Employee may elect to become a Participant in the Plan by electing, no later than July 30, 1997, to make Compensation Deferrals under the Plan. An election under this
Section 2.1.1 to make Compensation Deferrals shall be effective only for the remainder of the 1997 Plan Year.

          2.1.2 Initial Elections by Other Employees. Each individual who becomes an Eligible Employee after July 1, 1997 (whether by hire or promotion) may elect to become a Participant in the Plan by electing, within thirty days of the date of his or her hire or promotion (as the case may be), to make Compensation Deferrals under the Plan. An election under this Section 2.1.2 to make Compensation Deferrals shall be effective only for the remainder of the Plan Year with respect to which the election is made.

          2.1.3 Elections for Subsequent Plan Years. An Eligible Employee may elect to become a Participant (or to continue or reinstate his or her active participation) in the Plan for any subsequent Plan Year by electing, no later than December 31 of the preceding Plan Year, to make

Compensation Deferrals under the Plan. An election under this Section 2.1.3 to make Compensation Deferrals shall be effective only for the Plan Year with respect to which the election is made.

          2.1.4 Separate Election to Defer Bonuses. Each Eligible Employee shall make a separate Compensation Deferral election with respect to the bonus portion(s) (if any) of his or her Compensation. An Eligible Employee's Compensation Deferral election with respect to his or her bonus(es) shall be made no later than the deadline specified by the Committee for the particular Plan Year during which the Eligible Employee will perform the services for which a bonus may be paid, except to the limited extent provided in Section 2.1.2.

          2.1.5 No Election Changes During Plan Year. After the beginning of a Plan Year, a Participant shall not be permitted to change or revoke his or her deferral election for such Plan Year, except to the limited extent provided in Section 2.2.

          2.1.6 Specific Timing and Method of Election. Notwithstanding any contrary provision of this Section 2.1, the Committee, in its sole discretion, shall determine the manner and deadlines for Participants to make Compensation Deferral elections. The deadlines prescribed by the Committee may be earlier than the deadlines specified in this Section 2.1, but shall not be later than such specified deadlines.

     2.2  Suspension of Compensation Deferrals.

          2.2.1 Automatic Suspension. In the event that a Participant receives a financial hardship withdrawal from The PMI Group, Inc. Savings and Profit-Sharing Plan or any other plan (maintained by an Employer) which contains a qualified cash or deferred arrangement under section 401(k) of the Code (collectively, the "401(k) Plans"), the Participant's Compensation Deferrals under the Plan (if any) shall be suspended for a period of twelve (12) months from the date that the Participant received such hardship withdrawal. Notwithstanding the preceding, the Participant's Compensation Deferrals shall be not be so suspended if the Committee determines that such suspension is not required in order to preserve the tax-qualification of the 401(k) Plans.

          2.2.2 Permissible Suspension. In the event that a Participant incurs a Financial Hardship, the Committee, in its sole discretion, may suspend the Participant's Compensation Deferrals for the remainder of the Plan Year. However, an election to make Compensation Deferrals under Section 2.1 shall be irrevocable as to amounts deferred as of the effective date of any suspension in accordance with this Section 2.2.2.

     2.3 Termination of Participation. An Eligible Employee who has become a Participant shall remain a Participant until his or her entire vested Account balance is distributed. However, an Eligible Employee who has become a Participant may or may not be an active Participant making Compensation Deferrals for a particular Plan Year, depending upon whether he or she has elected to make Compensation Deferrals for such Plan Year.

                                   SECTION 3

                        COMPENSATION DEFERRAL ELECTIONS

     3.1  Compensation Deferrals. At the times and in the manner prescribed in
Section 2.1, each Eligible Employee may elect to defer portions of his or her Compensation and to have the amounts of such deferrals credited to his or her Account. For each Plan Year, an Eligible Employee may elect to defer an amount equal to any percentage or any specific dollar amount of his or her Compensation, provided that the percentage or dollar amount elected by the Participant shall result in an expected deferral at least the lesser of (a) $5,000, or (b) 5% of his or her Compensation. Notwithstanding any contrary provision of the Plan, the Committee may reduce a Participant's Compensation Deferrals to the extent necessary to satisfy any required deductions for welfare plans or any deductions required by law.

     3.2  Crediting of Compensation Deferrals. The amounts deferred pursuant to
Section 3.1 shall reduce the Participant's Compensation for the Plan Year and shall be credited to the Participant's Account as of the last day of the month in which the amounts (but for the deferral) would have been paid to the Participant. For each Plan Year, the exact dollar amount to be deferred from each Compensation payment shall be determined by the Committee under such formulae as it shall adopt from time to time.

     3.3 Company Contributions. A Company Contribution equal to 25% of the amount a Participant elects to have deemed invested in the Company's Stock Fund shall be credited to a Participant's Account, on such terms and conditions as the Committee may specify in its sole discretion. The Company Contribution (if any) made on behalf of a Participant shall be credited to the Participant's Account as of the date specified by the Company.

     3.4 Deemed Investment Return on Accounts. Although no assets will be segregated or otherwise set aside with respect to a Participant's Account, the amount that is ultimately payable to the Participant with respect to his or her Account shall be determined as if such Account had been invested in such manner as the Committee, in its discretion, may specify from time to time (including, but not limited to, the equity return method. The Committee, in its sole discretion, shall adopt (and may modify from time to time) such rules and procedures as it deems necessary or appropriate to implement the deemed investment of the Participants' Accounts. Such procedures shall (a) provide that a Participant shall be entitled to make deemed investment elections as to the deemed investment of his or her Account, and (b) permit a Participant to elect (not less than once per calendar quarter) to have part or all of his or her Account deemed to be invested in common stock of the Company (including reinvestment of any deemed dividends). However, such procedures may differ among Participants or classes of Participants, as determined by the Committee in its discretion. Notwithstanding the foregoing, if any Company Contribution is credited to a Participant's Account, such Contribution shall be deemed invested in the Company Stock Fund.

     3.5 Form of Payment. Each Participant shall indicate on his or her deferral election (made pursuant to Section 3.1) the form of payment for the Compensation Deferrals made pursuant to such election. A Participant may elect
(a) a lump sum payment, or (b) a fixed number of annual installment payments (not to exceed ten). A Participant's election as to the form of payment shall apply to all amounts credited to the Participant's Account for the Plan Year with respect to which the election is made, and except to the limited extent provided in Section 3.7, shall be irrevocable. Any Company Contributions credited to a Participant's Account shall be paid in the form of shares of Company common stock, payable after the end of the term(s) of deferral elected by the Participant for his or her Compensation Deferral with respect to which such Company Contribution was made, provided that if the Participant receives installment payments, the shares shall be paid with the first such installment.

     3.6 Term of Deferral. Each Participant shall indicate on his or her deferral election made pursuant to Section 3.1 the time for payment for Compensation Deferrals (and deemed investment returns, gains and losses thereon) made pursuant to such election. A Participant may elect a term of deferral equal to any whole number (not less than one) of calendar years specified in his or her deferral election. In addition, pursuant to such procedures as the Committee (in its discretion) may adopt from time to time, a Participant may elect a term of deferral which ends upon the later (or earlier) of the expiration of a specified period or the occurrence of a specific event (for example, the later of ten years or termination of employment with the Company and all Affiliates). A Participant's election as to the term of deferral shall apply to all amounts credited to the Participant's Account for the Plan Year with respect to which the election is made, and except to the limited extent provided in Section 3.7, shall be irrevocable.

     3.7 Changes in Elections as to Term and Form for Payment. A Participant may change his or her election under Section 3.5 and/or Section 3.6 for amounts credited to the Participant's Account for any Plan Year, provided that any such election will be effective only if (a) such election is made at least twelve months and one day prior to the date payment of such amounts is scheduled to commence (without giving effect to such election), (b) the newly elected scheduled payment commencement date is not earlier than the second Plan Year after the Plan Year in which such election is made, and (c) payment of such amounts has not actually commenced. For example, if a Participant initially elected to receive his or her 1999 Plan Year deferrals in a lump sum to be paid during on July 1, 2003, the Participant instead may elect to receive payment in the form of ten annual installments commencing during the 2004 Plan Year, provided that such election is made on or before June 30, 2002. (i.e., not less
                                                                 ----
twelve months and one day prior to the date which payment of such amounts previously was scheduled to commence, and with a newly elected scheduled payment commencement date which is not earlier than the second Plan Year after the Plan Year in which such election is made).

                                   SECTION 4

                                   ACCOUNTING

     4.1 Participants' Accounts. For each Plan Year, at the direction of the Committee, there shall be established and maintained on the books of the Company, a separate Account or Accounts for each Participant to which shall be credited all Compensation Deferrals made by the Participant during such Plan Year, all Company Contributions made by the Company on behalf of the Participant during the Plan Year, and deemed investment returns, gains and losses on such Compensation Deferrals and Company Contributions.

     4.2 Participants Remain Unsecured Creditors. All amounts credited to a Participant's Account under the Plan shall continue for all purposes to be a part of the general assets of the Company. Each Participant's interest in the Plan shall make him or her only a general, unsecured creditor of the Company.

     4.3 Accounting Methods. The accounting methods or formulae to be used under the Plan for the purpose of maintaining the Participants' Accounts, including the calculation and crediting (or debiting) of deemed returns, gains and losses, shall be determined by the Committee, in its sole discretion. The accounting methods or formulae selected by the Committee may be revised from time to time.

     4.4 Reports. Each Participant shall be furnished with periodic statements of his or her Account, reflecting the status of his or her interest in the Plan, at least annually.

                                   SECTION 5

                                 DISTRIBUTIONS

     5.1 Normal Time for Distribution. Subject to Sections 5.2 through 5.5 and Section 5.10, distribution of the balance credited to a Participant's Account shall commence as soon as administratively practicable after the end of the term(s) of deferral elected by the Participant under Section 3.6, in accordance with the following rules. If, pursuant to Section 3.5, the Participant elected to receive annual installment payments, his or her first installment shall be equal to the balance then credited to his or her Account, divided by the number of installments to be made. Each subsequent annual installment shall be paid to the Participant as near as administratively practicable to each anniversary of the first installment payment. The amount of each subsequent installment shall be equal to the balance then credited to the Participant's Account, divided by the number of installments remaining to be made. While a Participant's Account is in installment payout status, the unpaid balance credited to the Participant's Account shall continue to be credited (or debited) with deemed investment returns, gains and losses under Section 3.4.

     5.2 Change of Control. If there is a Change of Control, the balance then credited to a Participant's Account shall be distributed to him or her in a lump sum as soon as administratively practicable after the date of the Change of Control. Deemed investment returns, gains and losses shall be credited (or debited) prior to any such accelerated distribution in accordance with Section
3.4. The amount of any such accelerated lump sum distribution shall also include any amount that the Participant deferred but which has not yet been credited to his or her Account.

     5.3 Special Rule for Death or Disability. If a Participant dies or becomes Disabled, the balance then credited to his or her Account shall be distributed to the Participant (or his or her Beneficiary) at the time and in the form elected by the Participant pursuant to Sections 3.5 and 3.6; provided, however, that the Committee, in its sole discretion, may elect to distribute such amount in a lump sum as soon as administratively practicable after the date of death or Disability. In accordance with Section 3.4, deemed investment returns, gains and losses shall be credited (or debited) prior to any such accelerated distribution.

     5.4 Special Rule re Deductibility. Notwithstanding any contrary provision of Section 5.1, any payment scheduled for a particular Plan Year shall not be made in such Plan Year to the extent necessary to avoid application of the deductibility limitation of section 162(m) of the Code. (For this purpose, deductibility shall be determined by adding such payment to all other compensation paid by the Company and its Affiliates to the Participant during the Plan Year.) If, pursuant to the foregoing sentences, any amounts are not paid when originally scheduled, such amounts shall be paid in the first subsequent taxable year in which such payments would not be subject to the deductibility limitation of section 162(m) of the Code. During any such delay in payment, unpaid amounts shall continue to be credited (or debited) with deemed investment returns, gains and losses under Section 3.4. Notwithstanding the foregoing, distribution of a Participant's Account shall be made without regard to the deductibility limitation of section 162(m) of the Code if the time for distribution is accelerated pursuant to Section 5.2 or Section 5.3.

     5.5 Latest Permissible Distribution Date. Notwithstanding any contrary provision of this Section 5, any amount which is credited to a Participant's Account on January 15 of the second calendar year following the year in which the Participant terminates employment with the Company and all of its Affiliates shall be distributed to the Participant (or his or her Beneficiary) in a single lump sum as soon as administratively practicable after such January 15. Any such amount shall continue to be credited (or debited) with deemed investment returns, gains and losses until the date of payment. For example, if a Participant terminates employment with the Company and all of its Affiliates during July 2000, and an amount remains credited to his or her Account on January 15, 2002 (after application of the other provisions of Section 5), then such amount (as increased or decreased by deemed investment returns, gains and losses) shall be distributed to the Participant (or his or her Beneficiary) in a lump sum as soon as administratively practicable after January 15, 2002.

     5.6 Beneficiary Designations. Each Participant may, pursuant to such procedures as the Committee may specify, designate one or more Beneficiaries.

          5.6.1 Spousal Consent. If a Participant designates a person other than or in addition to his or her spouse as a primary Beneficiary, the designation shall be ineffective unless the Participant's spouse consents to the designation. Any spousal consent required under this Section 5.6 shall be ineffective unless it (a) is set forth in writing in a form specified in the discretion of the Committee, (b) acknowledges the effect of the Participant's designation of another person as his or her Beneficiary under the Plan, and (c) is signed by the spouse and witnessed by an authorized agent of the Committee or a notary public. Notwithstanding this consent requirement, if the Participant establishes to the satisfaction of the Committee that written spousal consent may not be obtained because the spouse cannot be located, his or her designation shall be effective without a spousal consent. Any spousal consent required under this Section 5.6 shall be valid only with respect to the spouse who signs the consent. A Participant may revoke his or her Beneficiary designation at any time, provided that such revocation is in writing.

          5.6.2 Changes and Failed Designations. A Participant may designate different Beneficiaries (or may revoke a prior Beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in accordance with Section 5.6.1. Any designation or revocation shall be effective only if it is received by the Committee. However, when so received, the designation or revocation shall be effective as of the date the notice is executed (whether or not the Participant still is living), but without prejudice to the Committee on account of any payment made before the change is recorded. The last effective designation received by the Committee shall supersede all prior designations. If a Participant dies without having effectively designated a Beneficiary, or if no Beneficiary survives the Participant, the Participant's Account shall be payable to his or her surviving spouse, or, if the Participant is not survived by his or her spouse, the Account shall be paid to his or her estate.

     5.7 Financial Hardship. In the event that a Participant incurs a Financial Hardship, the Committee, in its sole discretion and notwithstanding any contrary provision of the Plan, may determine that all or part of the Participant's Account shall be paid to him or her immediately; provided, however, that the amount paid to the Participant pursuant to this Section 5.7 shall be limited to the amount reasonably necessary to alleviate the Participant's Financial Hardship. Also, payment under this Section 5.7 may not be made to the extent that the hardship may be relieved by suspension of the Participant's Compensation Deferrals in accordance with Section 2.2.

     5.8 Payments to Incompetents. If any individual to whom a benefit is payable under the Plan is a minor or legally incompetent, the Committee shall determine whether payment shall be made directly to the individual, any person acting as his or her custodian or legal guardian under the California Uniform Transfers to Minors Act, his or her legal representative or a near relative, or directly for his or her support, maintenance or education.

     5.9 Undistributable Accounts. Each Participant and (in the event of death) his or her Beneficiary shall keep the Committee advised of his or her current address. If the Committee is unable to locate the Participant or Beneficiary to whom a Participant's Account is payable under this Section 5, the Participant's Account shall continue to be credited (or debited) with deemed investment returns, gains and losses in accordance with Section 3.3. Accounts that, in accordance with the preceding sentence, have been undistributable for a period of thirty-five months shall be forfeited as of the end of the thirty-fifth month. If a Participant whose Account was forfeited under this Section 5.9 (or his or her Beneficiary) files a claim for distribution of the Account after the date on which it was forfeited, and if the Committee determines that such claim is valid, then the forfeited balance shall be paid by the Employer in a lump sum cash payment as soon as practicable thereafter (without interest or any deemed investment returns, gains or losses after the date of forfeiture).

     5.10 Committee Discretion. Within the specific time periods described in this Section 5, the Committee shall have sole discretion to determine the specific timing of the payment of any Account balance under the Plan. In addition and notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may cause the balance credited to a Participant's Account to be paid to him or her in a lump sum at any time following the Participant's termination of employment with all Employers and Affiliates.

                                   SECTION 6

                       PARTICIPANT'S INTEREST IN ACCOUNT

     6.1 Compensation Deferral Contributions. Subject to Sections 8.1 (relating to creditor status) and 9.2 (relating to amendment and/or termination of the
Plan), a Participant's interest in the balance credited to his or her Account at all times shall be 100% vested and nonforfeitable.

     6.2 Vesting in Company Contributions. Except as provided in the following sentence, a Participant's interest in his or her Company Contribution (if any) shall become 100% vested and nonforfeitable on the earlier of (a) the date that is three years after the date as of which such Company Contribution was made (but only if the Participant does not terminate employment prior to the end of such three year period), (b) the date on which a Change of Control occurs, or
(c) the date on which the Participant terminates employment due to death or Disability. If a Participant transfers any Compensation Deferral out of the Company Stock Fund prior to any Company Contribution associated with such Compensation Deferral becoming vested in accordance with the preceding sentence, such Company Contribution shall be immediately forfeited. For example, if a Participant elects to have $10,000 of his or her Compensation Deferral deemed invested in the Company Stock Fund and transfers 50% of such Compensation Deferral (as adjusted for earnings or losses) out of the Company Stock Fund prior to the Company Contribution on that Compensation Deferral becoming vested, 50% of the Company Contribution (i.e., $1,250, as adjusted for earnings of losses) shall be immediately forfeited. The vested portion of a Participant's Account shall be distributable to him or her in the manner and at the time set forth in Section 5, and any unvested portion of such Account shall be permanently forfeited.

                                   SECTION 7

                           ADMINISTRATION OF THE PLAN

     7.1 Plan Administrator. The Company is hereby designated as the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA).

     7.2 Committee. The Plan shall be administered by the Committee. The Committee shall have the authority to control and manage the operation and administration of the Plan. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company.

     7.3 Actions by Committee. Each decision of a majority of the members of the Committee then in office shall constitute the final and binding act of the Committee. The Committee may act with or without a meeting being called or held and shall keep minutes of all meetings held and a record of all actions taken by written consent.

     7.4 Powers of Committee. The Committee shall have all powers and discretion necessary or appropriate to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following powers:

               (a) To interpret and determine the meaning and validity of the provisions of the Plan and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan or any amendment thereto;

               (b) To determine the types of bonuses which shall be eligible for deferral under the Plan;

               (c) To determine any and all considerations affecting the eligibility of any employee to become a Participant or remain a Participant in the Plan;

               (d) To cause one or more separate Accounts to be maintained for each Participant;

               (e) To cause Compensation Deferrals and deemed returns, gains and losses to be credited to Participants' Accounts;

               (f) To establish and revise a method or procedure for the deemed investment of Participants' Accounts, as provided in Section 3.3;

               (g) To establish and revise an accounting method or formula for the Plan, as provided in Section 4.3;

               (h) To determine the manner and form in which any distribution is to be made under the Plan;

               (i) To determine the manner and form for making elections under the Plan;

               (j) To determine the status and rights of Participants and their spouses, Beneficiaries or estates;

               (k) To employ such counsel, agents and advisers, and to obtain such legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

               (l) To establish, from time to time, rules for the performance of its powers and duties and for the administration of the Plan;

               (m) To arrange for annual distribution to each Participant of a statement of benefits accrued under the Plan;

               (n) To publish a claims and appeal procedure satisfying the minimum standards of section 503 of ERISA pursuant to which individuals or estates may claim Plan benefits and appeal denials of such claims;

               (o) To delegate to any one or more of its members or to any other person, severally or jointly, the authority to perform for and on behalf of the Committee one or more of the functions of the Committee under the Plan;

               (p) To decide all issues regarding the conversion of Participants' Accounts into stock options, the use of such Accounts to exercise stock options or any related matter; and

               (q) To decide all issues and questions regarding Account balances, and the time, form, manner and amount of distributions to Participants.

     7.5 Decisions of Committee. All actions, interpretations, and decisions of the Committee shall be conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law.

     7.6 Administrative Expenses. All expenses incurred in the administration of the Plan by the Committee, or otherwise, including legal fees and expenses, shall be paid and borne by the Employers.

     7.7 Eligibility to Participate. No member of the Committee who is also an employee of an Employer shall be excluded from participating in the Plan if otherwise eligible, but he or she shall not be entitled, as a member of the Committee, to act or pass upon any matters pertaining specifically to his or her own Account under the Plan.

     7.8 Indemnification. Each of the Employers shall, and hereby does, indemnify and hold harmless the members of the Committee, from and against any and all losses, claims, damages or liabilities (including attorneys' fees and amounts paid, with the approval of the Board of Directors, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.

                                   SECTION 8

                                    FUNDING

     8.1 Unfunded Plan. All amounts credited to a Participant's Account under the Plan shall continue for all purposes to be a part of the general assets of the Company. The interest of the Participant in his or her Account, including his or her right to distribution thereof, shall be an unsecured claim against the general assets of the Company. Nothing contained in the Plan shall (a) give any Participant or beneficiary any interest in or claim against any specific assets of the Company, nor (b) prevent the Company (with the consent of its board of directors) from establishing a grantor trust (within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code) to assist the Company in fulfilling its obligations under the Plan.

                                   SECTION 9

                      MODIFICATION OR TERMINATION OF PLAN

     9.1 Employers' Obligations Limited. The Employers intend to continue the Plan indefinitely, and to maintain each Participant's Account until it is scheduled to be paid to him or her in accordance with the provisions of the Plan. However, the Plan is voluntary on the part of the Employers, and the Employers do not guarantee to continue the Plan. The Company at any time may, by amendment of the Plan, suspend Compensation Deferrals or may discontinue Compensation Deferrals, with or without cause. Complete discontinuance of all Compensation Deferrals shall be deemed a termination of the Plan.

     9.2 Right to Amend or Terminate. The Board of Directors, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason, provided that no amendment or termination of the Plan shall, without the consent of the Participant, reduce the balance then credited to the Participant's Account.

     9.3  Effect of Termination.  If the Plan is terminated pursuant to this
Section 9, the balances credited to the Accounts of the affected Participants shall be distributed to them at the time and in the manner set forth in Section 5; provided, however, that the Committee, in its sole discretion, may authorize accelerated distribution of Participants' Accounts as of any earlier date.

                                   SECTION 10

                                    GENERAL

     10.1 Participation by Affiliates. One or more Affiliates of the Company may become participating Employers by adopting the Plan and obtaining approval for such adoption from the Board of Directors. By adopting the Plan, an Affiliate is deemed to agree to all of its terms, including (but not limited to) the provisions granting exclusive authority to the Board of Directors to amend the Plan and the provisions granting exclusive authority to the Committee to administer and interpret the Plan. Any Affiliate may terminate its participation in the Plan at any time. A list of participating Employers, and the effective dates of their participation, is attached hereto as Appendix A.

     10.2 Inalienability. In no event may any Participant, Beneficiary, spouse or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process. Accordingly, for example, a Participant's interest in the Plan is not transferable pursuant to a domestic relations order.

     10.3 Rights and Duties. Neither the Employers nor the Committee shall be subject to any liability or duty under the Plan except as expressly provided in the Plan, or for any action taken, omitted or suffered in good faith.

     10.4 No Enlargement of Employment Rights. Neither the establishment or maintenance of the Plan, the making of any Compensation Deferrals nor any action of any Employer or the Committee, shall be held or construed to confer upon any individual any right to be continued as an employee of the Employer nor, upon dismissal, any right or interest in any specific assets of the Employers other than as provided in the Plan. Each Employer expressly reserves the right to discharge any employee at any time.

     10.5 Apportionment of Costs and Duties. All acts required of the Employers under the Plan may be performed by the Company for itself and its Affiliates, and the costs of the Plan shall be equitably apportioned by the Committee among the Company and the other Employers. Whenever an Employer is permitted or required under the terms of the Plan to do or perform any act, matter or thing, it shall be done and performed by any officer or employee of the Employer who is thereunto duly authorized by the board of directors of the Employer.

     10.6 Compensation Deferrals Not Counted Under Other Employee Benefit
Plans. Compensation Deferrals under the Plan will not be considered for purposes of contributions or benefits under any other employee benefit plan sponsored by the Employers, except to the extent specifically provided in any such plan.

     10.7 Applicable Law. The provisions of the Plan shall be construed, administered and enforced in accordance with ERISA, and to the extent not preempted by ERISA, with the laws of the State of California (other than its conflict of laws provisions).

     10.8 Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and in lieu of each provision which is held invalid or unenforceable, there shall be added as part of the Plan a provision that shall be as similar in terms to such invalid or unenforceable provision as may be possible and be valid, legal, and enforceable.

     10.9 Captions. The captions contained in and the table of contents prefixed to the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall affect the construction of any provision of the Plan.

                                   EXECUTION

IN WITNESS WHEREOF, The PMI Group, Inc., by its duly authorized officer, has executed this Plan on the date indicated below.

                                    THE PMI GROUP, INC.



                                    ________________________________________
Dated: September ___1999            By:

                                    Title:

                                   APPENDIX A

                        LIST OF PARTICIPATING EMPLOYERS

           Employer                   Effective Date of Participation

1.  The PMI Group, Inc.                         July 1, 1997

2.  PMI Mortgage Insurance Co.                  July 1, 1997

3.  Residential Guaranty Co.                    July 1, 1997

4.  PMI Mortgage Guaranty Co.                   July 1, 1997

5.  PMI Mortgage Services Inc.                  July 1, 1997

6.  PMI Securities Co.                          July 1, 1997

7.  American Pioneer Title Insurance Company    July 1, 1997